MGT Capital Investments, Inc. to Acquire Majority Stake in Fantasy Sports Wagering Business

- Company Intends to Be a Leader in the Legal Online and Mobile Skilled Gaming Industry -

HARRISON, NY – April 22, 2013: MGT Capital Investments, Inc. (NYSE MKT: MGT), announced today that its wholly owned subsidiary, MGT Sports, Inc., has reached an agreement to acquire a controlling interest in FanTD LLC, marking the Company’s initial venture in the online and mobile gaming and wagering space.

On its website, www.fanthrowdown.com, FanTD hosts a socially interactive destination where users can participate in free or real money daily fantasy sports contests. Users select a roster of athletes across all popular sports, and winnings are determined by the same-day performance of these rosters. Daily fantasy sports compress the betting timeframe of traditional fantasy sports from multi-month seasons into 24-hour periods. FanTD generates revenue through a rake of the total amount bet.

Commenting on the announcement, Robert Ladd, MGT’s President and CEO, stated, “It is hard to overstate the potential we see in legal online gambling, both now and in the near future, as states continue to relax prohibitions in pursuit of tax revenue. Betting on fantasy sports is legal in nearly all states and has a preferential carve-out on the Federal level under the Unlawful Internet Gambling Enforcement Act of 2006. Today's announcement is part of MGT's comprehensive strategy to add other games of skill over the next several months, with an emphasis on mobile applications and secure technologies. We look forward to providing investors an update via conference call within the next two weeks.”

As reported in the Company’s Annual Report Form 10-K dated March 29, 2013, for the period ending December 31, 2012, MGT has a debt-free balance sheet with approximately $5.5 million of cash; as of April 16, 2013, MGT has 4.5 million common shares outstanding, plus 172,517 preferred shares (convertible into common stock on a one-for-one basis). Subject to customary closing conditions, including NYSE MKT approval, the Company expects to issue 627,500 shares of restricted common stock plus $200,000 in cash to acquire a 65% ownership interest in FanTD LLC. Closing is expected within two weeks.

About MGT Capital Investments, Inc.

MGT Capital Investments, Inc. (the "Company") and its subsidiaries are engaged in the business of acquiring, developing and monetizing intellectual property rights.

MGT Gaming, Inc., a majority owned subsidiary, owns U.S. Patent No. 7,892,088 relating to casino gaming systems. In November 2012, MGT Gaming filed a patent infringement suit against Caesars Entertainment Corporation, MGM Resorts International, Inc., WMS Gaming - a subsidiary of WMS Industries, Inc., Penn National Gaming, Inc., and Aruze Gaming America, Inc.

MGT Sports, Inc., a wholly owned subsidiary, has agreed to acquire a majority interest in FanTD LLC, an online daily fantasy sports wagering business.

In addition, the Company owns Medicsight, Inc., a medical technology company with intellectual property and operations in imaging software and hardware devices. Medicsight’s computer-aided detection software assists radiologists with detection of colorectal polyps, and has received regulatory approvals, including CE Mark and U.S. FDA clearance. Medicsight’s assets are presently for sale.

About FanTD LLC

FanTD LLC owns and operates FanThrowdown.com, one of the leading daily fantasy sports websites. Launched in 2012, FanThrowdown.com offers daily fantasy gameplay for the NFL, MLB, NCAA (basketball & football), NHL and NBA, with near-term plans to add NASCAR and professional golf. Its goal is to offer fantasy sports fans the absolute best play environment and the most popular gameplay styles with a perfect balance between user-friendliness and in-depth statistical analysis.

Forward Looking Statements

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." MGT's financial and operational results reflected above should not be construed by any means as representative of the current or future value of its common stock. All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the Company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company's most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Company Contact:
MGT Capital Investments, Inc.
Robert Traversa, Chief Financial Officer, 914-630-7431
rtraversa@mgtci.com